Exhibit 99.02

LOCK-UP / LEAK-OUT AGREEMENT

THIS LOCK-UP / LEAK-OUT AGREEMENT (“Agreement”) is made as of the 15th day of May 2012 by and among _____________ (“Shareholder”), and Pazoo, Inc. (the “Company”).

Recitals

Contemporaneous with the execution and delivery of this Agreement, the Shareholder has agreed to impose certain restrictions upon all stock (including, but not limited to, any Common Stock and Series B Preferred Stock) of the Company which has been issued the Shareholder directly from the Company in exchange for past services rendered on behalf of the Company (collectively, the “Shares”).  This Agreement does not apply to any stock acquired by the Shareholder in the secondary market.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Restriction on Sale of Shareholder’s Stock (Lock Up).

1.1           Shares Restricted.  The Shareholder agrees that during the Restriction Period as set forth below, the Shareholder will not sell, or otherwise transfer, any Shares, as defined herein.

1.2           Restriction Period.  The period during which the Shareholder may not sell, or otherwise transfer any of the Shares of the Company is from the date of this Agreement through the two (2)  year anniversary of the effectiveness of the Form S-1 Registration Statement the Company has filed with the Securities and Exchange Commission (i.e. April 6, 2014).

2.         Restriction on Sale of Shareholder’s Stock (Leak Out).

2.1           Eligible Shares. Following the Restriction Period as set forth in Paragraph 1.2 above, the amount of Shares that the Shareholder can sell is limited, regardless of whether such sales involve restricted or unrestricted securities, to the greater of: (i) 1% of the issuer's public float of the same class of securities being sold; or (ii) the average weekly reported trading volume of such class of securities for the four calendar weeks before the proposed sale.

3.         Miscellaneous.

3.1          Successors and Assigns.  This Agreement may not be assigned by a Company without the prior written consent of the Shareholder which consent may not be unreasonably withheld or delayed.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be deemed as originals thereof and shall be fully enforceable.

3.3           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.4           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by (i) personal delivery, (ii) telex or telecopier, upon receipt of confirmation of complete transmittal, or (iii) an internationally recognized overnight air courier, addressed to the party to be notified at the address as such party may designate from time to time:

3.5           Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith.

3.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties.

3.7           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.8           Entire Agreement.  This Agreement, including the hereto, and other documents contemplated hereby, constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

3.9           Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

3.10         Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to principles of conflicts of laws.

3.11         Jurisdiction.  The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement or the other Agreements shall be litigated only in the Superior Court of the State of New Jersey or the United States District Court for the District of New Jersey located in Newark, New Jersey.  The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New Jersey by registered mail, return receipt requested, directed to the party being served at its address set forth in this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SHAREHOLDER

PAZOO, INC.

David Cunic / C.E.O